EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 of Technology Flavors & Fragrances, Inc. (the "Company") pertaining to the 1993 Incentive Stock Option Plan, the 1996 Stock Option Plan and the 1999 Stock Option Plan of the Company and the Option Agreement between the Company and Sydney Stein and to the incorporation by reference therein of our report dated March 15, 1999, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                    /s/  ERNST & YOUNG LLP


Melville, New York
September 20, 1999